Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

International Power Group, Ltd.

We hereby consent to the inclusion in this Registration Statement on Form S-1/A for International Power Group, Ltd. of our report dated May 18, 2007, relating to the consolidated financial statements of International Power Group, Ltd. and its subsidiary as of December 31, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2006, 2005 and 2004, and for the period of April 15, 2002 (date of inception of development stage) to December 31, 2006. We also consent to the reference to our firm under the caption “Experts.”

/s/ Robert G. Jeffrey

Robert G. Jeffrey

Certified Public Accountant

June 8, 2007